Herman Miller Reports Third Quarter Fiscal 2020 Results

•	Net sales growth of 8% over prior year

•	Operating margins 10 basis points lower than prior year (110 basis points higher on adjusted basis)

•	Robust cash flow generation and a strong balance sheet
Webcast to be held Wednesday, March 18, 2020, at 5:00 PM ET

Release	Immediate
Date	March 18, 2020
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the Company’s website at http://www.hermanmiller.com/investors

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its third quarter ended February 29, 2020. Net sales in the quarter totaled $665.7 million, an increase of 7.5% from the same quarter last fiscal year. New orders in the third quarter of $651.7 million were 6.3% above the prior year level.

On an organic basis, which excludes the impact of acquisitions and foreign currency translation, net sales and orders in the third quarter decreased by 0.5% and 1.4%, respectively, compared to the same quarter last fiscal year.

Herman Miller reported net earnings of $0.64 per share on a diluted basis in the third quarter compared to diluted earnings per share of $0.66 in the same quarter last fiscal year. Excluding restructuring expenses and other special charges, adjusted earnings per share in the third quarter totaled $0.74 compared to adjusted earnings per share of $0.64 in the third quarter of last fiscal year.

Andi Owen, President and Chief Executive Officer, stated, "Despite the uncertain global economic environment resulting from coronavirus concerns, we delivered adjusted earnings per share that exceeded the expectations that we established at the start of the quarter. While we experienced uneven demand patterns for sales and orders during the quarter, we focused our attention on what we could control - with our first priority to ensure the health and safety of our associates around the globe. We also remained focused on controlling expenses and achieving the savings target we previously set in connection with our profit optimization initiative. Supported by these efforts, we delivered adjusted operating margin expansion in the quarter of 110 basis points over last year. While we cannot determine the precise impact of the coronavirus outbreak on our third quarter results, we do know that the temporary closure of our China facility reduced International sales by approximately $6 million. Given the rapidly changing environment surrounding coronavirus, we are refraining from providing guidance for the upcoming fourth quarter. While this is clearly a time of near-term uncertainty, we remain confident the progress that we are making on our strategic priorities positions us for continued long-term profitable growth.”

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Third Quarter Fiscal 2020 Financial Results

FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data)	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	February 29, 2020	March 2, 2019	% Chg.	February 29, 2020	March 2, 2019	% Chg.
Net Sales	$665.7	$619.0	7.5%	$2,010.8	$1,896.2	6.0%
Gross Margin %	36.5%	35.7%	N/A	37.0%	36.0%	N/A
Operating Expenses	$189.4	$172.9	9.5%	$562.3	$533.1	5.5%
Restructuring Expense	$3.5	$0.3	1,066.7%	$9.6	$1.7	464.7%
Operating Earnings %	7.6%	7.7%	N/A	8.6%	7.7%	N/A
Adjusted Operating Earnings %*	9.0%	7.9%	N/A	9.5%	8.4%	N/A
Net Earnings Attributable to Herman Miller, Inc.	$37.7	$39.2	(3.8)%	$164.5	$114.5	43.7%
Earnings Per Share – Diluted	$0.64	$0.66	(3.0)%	$2.78	$1.92	44.8%
Adjusted Earnings Per Share – Diluted*	$0.74	$0.64	15.6%	$2.47	$2.09	18.2%
Orders	$651.7	$612.8	6.3%	$2,003.3	$1,950.4	2.7%
Backlog	$411.2	$400.5	2.7%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Consolidated gross margin in the third quarter of fiscal 2020 totaled 36.5%. This included the impact of special charges totaling $1.4 million related to the initial purchase accounting effects of Herman Miller's investment in HAY. Excluding these items, adjusted gross margin was 36.8% in the third quarter, representing a 110 basis point increase from the same quarter last year.
Operating expenses in the third quarter were $189.4 million compared to $172.9 million in the same quarter a year ago. Operating expenses included certain special charges totaling $4.7 million in the third quarter of fiscal 2020 and $0.5 million in the same quarter last year. These items in the current quarter related primarily to transaction costs and initial purchase accounting effects of Herman Miller's investments in HAY and naughtone. Excluding these items, operating expenses increased by $12.3 million compared to the same quarter last year, primarily related to the consolidation of HAY and naughtone.
The Company recognized pre-tax restructuring expense totaling $3.5 million in the third quarter. These items related primarily to restructuring actions associated with profit improvement initiatives.
Herman Miller’s effective income tax rate in the third quarter was 22.4%, compared to 16.0% in the same quarter last fiscal year.

Jeff Stutz, Chief Financial Officer, noted, "Gross margin expansion this quarter was fueled by positive price realization, lower commodity costs and benefits from our profit improvement initiatives. Strong gross margins and well-managed operating expenses helped us deliver a 16% year-over-year improvement in adjusted earnings per share. Our financial performance also continued to generate robust operating cash flows and we maintain a strong balance sheet that provides us with ample liquidity and flexibility to both navigate the uncertain near-term climate and fuel investment opportunities in support of our growth strategy.”
The Company ended the third quarter with total cash and cash equivalents of $110.6 million. Cash flow generated from operations was $49.4 million in the current quarter compared to $39.1 million in the same quarter last fiscal year.

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Segment Sales and Orders

The following tables summarize reported and organic segment sales and orders for the third quarter of fiscal 2020:

Organic Sales Growth by Segment *

	Three Months Ended				Three Months Ended
	February 29, 2020				March 2, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$413.4	$156.1	$96.2	$665.7	$397.0	$126.0	$96.0	$619.0
% change from PY	4.1%	23.9%	0.2%	7.5%

Proforma Adjustments
Acquisitions	(6.4)	(44.0)	—	(50.4)	—	—	—	—
Currency Translation Effects (1)	(0.2)	0.8	—	0.6	—	—	—	—
Net Sales, organic	$406.8	$112.9	$96.2	$615.9	$397.0	$126.0	$96.0	$619.0
% change from PY	2.5%	(10.4)%	0.2%	(0.5)%

Organic Order Growth by Segment *

	Three Months Ended				Three Months Ended
	February 29, 2020				March 2, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$405.9	$159.4	$86.4	$651.7	$390.9	$127.0	$94.9	$612.8
% change from PY	3.8%	25.5%	(9.0)%	6.3%

Proforma Adjustments
Acquisitions	(5.9)	(42.3)	—	(48.2)	—	—	—	—
Currency Translation Effects (1)	(0.2)	0.8	—	0.6	—	—	—	—
Orders, organic	$399.8	$117.9	$86.4	$604.1	$390.9	$127.0	$94.9	$612.8
% change from PY	2.3%	(7.2)%	(9.0)%	(1.4)%

(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period
* Items represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Fourth Quarter Fiscal 2020 Guidance

The outbreak of coronavirus has created a high degree of uncertainty throughout the global economy. Due to this uncertainty, and the rapidly changing effects of risk mitigation efforts to control the outbreak around the world, we are not able to reasonably estimate the impact of the outbreak on our business or financial results in the near-term. Accordingly, we are not following our typical practice of issuing guidance for the upcoming quarter.

Supplemental Information and Webcast

The Company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the Company's website at http://www.hermanmiller.com/investors.

The Company will host a webcast to discuss the results of the third quarter of fiscal 2020 on Wednesday, March 18, 2020, at 5:00 PM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at http://investors.hermanmiller.com/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services.  Since its inception in 1905, the Company has relied on innovative design to help people do great things. The global design leader has evolved into Herman Miller Group, a family of brands that collectively offers a variety of products for environments where people live, learn, work, and heal. The family of brands includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, Nemschoff, and Herman Miller. For more information visit www.hermanmiller.com/about-us.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term profit optimization goals, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, changes in global tariff regulations, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, our ability to integrate and benefit from acquisitions and investments, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, natural disasters, public health crises, disease outbreaks, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the three and nine months ended February 29, 2020 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended				Nine Months Ended
	February 29, 2020		March 2, 2019		February 29, 2020		March 2, 2019
Net Sales	$665.7	100.0%	$619.0	100.0%	$2,010.8	100.0%	$1,896.2	100.0%
Cost of Sales	422.4	63.5%	398.0	64.3%	1,265.9	63.0%	1,214.5	64.0%
Gross Margin	243.3	36.5%	221.0	35.7%	744.9	37.0%	681.7	36.0%
Operating Expenses	189.4	28.5%	172.9	27.9%	562.3	28.0%	533.1	28.1%
Restructuring Expense	3.5	0.5%	0.3	—%	9.6	0.5%	1.7	0.1%
Operating Earnings	50.4	7.6%	47.8	7.7%	173.0	8.6%	146.9	7.7%
Gain on Consolidation of Equity Method Investments	—	—%	—	—%	30.5	1.5%	—	—%
Other Expenses, net	2.8	0.4%	2.2	0.4%	7.5	0.4%	7.8	0.4%
Earnings Before Income Taxes and Equity Income	47.6	7.2%	45.6	7.4%	196.0	9.7%	139.1	7.3%
Income Tax Expense	10.6	1.6%	7.3	1.2%	35.8	1.8%	27.3	1.4%
Equity Income, net of tax	0.3	—%	1.0	0.2%	3.7	0.2%	2.8	0.1%
Net Earnings	37.3	5.6%	39.3	6.3%	163.9	8.2%	114.6	6.0%
Net Earnings Attributable to Redeemable Noncontrolling Interests	(0.4)	(0.1)%	0.1	—%	(0.6)	—%	0.1	—%
Net Earnings Attributable to Herman Miller, Inc.	$37.7	5.7%	$39.2	6.3%	$164.5	8.2%	$114.5	6.0%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.64		$0.67		$2.79		$1.94
Weighted Average Basic Common Shares	58,940,060		58,838,958		58,970,264		59,087,899
Earnings Per Share – Diluted	$0.64		$0.66		$2.78		$1.92
Weighted Average Diluted Common Shares	59,218,101		59,127,258		59,266,929		59,448,294

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended
	February 29, 2020	March 2, 2019
Net Earnings	$163.9	$114.6
Net Cash Provided by Operating Activities	191.8	130.6
Net Cash Used in Investing Activities	(171.3)	(142.4)
Net Cash Used in Financing Activities	(69.8)	(76.6)
Effect of Exchange Rates	0.7	(2.0)
Change in Cash	(48.6)	(90.4)
Cash and Cash Equivalents, Beginning of Period	159.2	203.9
Cash and Cash Equivalents, End of Period	$110.6	$113.5

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	February 29, 2020	June 1, 2019
Assets
Current Assets:
Cash and cash equivalents	$110.6	$159.2
Short-term investments	8.9	8.8
Accounts and notes receivable, net	221.7	218.0
Unbilled accounts receivable	37.9	34.3
Inventories, net	200.5	184.2
Prepaid expenses and other	56.7	56.8
Total Current Assets	636.3	661.3
Net property and equipment	341.6	348.6
Right of use assets	222.9	—
Other assets	785.0	559.4
Total Assets	$1,985.8	$1,569.3

Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity
Current Liabilities:
Accounts payable	$180.6	$177.7
Accrued liabilities	325.5	268.4
Total Current Liabilities	506.1	446.1
Long-term debt	275.0	281.9
Lease liabilities	188.5	—
Other liabilities	107.7	101.5
Total Liabilities	1,077.3	829.5
Redeemable Noncontrolling Interests	71.7	20.6
Stockholders' Equity	836.8	719.2
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,985.8	$1,569.3

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